UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 6, 2006

BroadVision, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-28252	94-3184303
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

585 Broadway, Redwood City, California		94063
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(650) 261-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

On June 9, 2006, BroadVision, Inc. (the "Company") reported its fiscal fourth quarter and full fiscal year results for the period ended December 31, 2005. A copy of the press release issued by the Company on June 9, 2006 concerning the foregoing results is furnished herewith as Exhibit 99.1.

The information in Item 2.02 of this Current Report on Form 8-K, including the exhibit, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously reported, in November 2004, the Company issued in a private placement $16.0 million of senior secured convertible notes (the "Notes") to five institutional investors. The Notes were convertible, at the holders’ option, into common stock of the Company at a conversion price of $2.76 per share, subject to adjustment in certain defined circumstances, including dilutive equity issuances. The Company also issued to the holders of the Notes rights to purchase through July 10, 2005 an additional $4.0 million of convertible notes with the same terms as the Notes (the "Additional Investment Rights").

Upon issuance, the Company concluded that the Notes were conventional debt under the provisions of EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," and therefore no embedded derivatives required valuation under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." Subsequent to the issuance of the 2004 consolidated financial statements, based on clarifying guidance issued by the Securities and Exchange Commission in 2005, the Company concluded that the Notes were non-conventional under the provisions of EITF 00-19, and the conversion feature of the Notes (the "Conversion Feature") should be valued under the provisions of SFAS 133 as embedded derivatives. The Company’s subsequent determination was based upon certain provisions of the Notes under which the number of common shares into which the Notes were convertible was subject to adjustment, and therefore the number of issuable shares was not fixed. Further, although the settlement of the conversion option did not require physical settlement by delivery of registered shares, the Company was required to pay an effectiveness penalty of 1% per month upon failure to deliver registered shares. Because this penalty had no cap and therefore could have exceeded the difference in value between registered and unregistered shares as outlined under EITF 00-19, the Company concluded that the Conversion Feature and the Additional Investment Rights should have been bifurcated as derivatives under SFAS 133 and recorded as liabilities on the date of issuance. Further, the Company subsequently determined that the Additional Investment Rights represented an additional derivative, which should have been accounted for under SFAS 133. As a result, the Company’s consolidated financial statements for 2004 and certain interim periods in 2004 and 2005 have been restated to correct errors pertaining to the accounting for the foregoing derivative instruments.

The Company has determined that the fair values of the conversion feature of the Notes and the Additional Investment Rights on the date of issuance were approximately $4.5 million and $0.7 million, respectively. Based upon the $16.0 million of proceeds and the fair value originally allocated to the related warrants ($2.9 million) and the issuance costs of the Notes ($1.5 million), the Company has determined that the Note discount that was originally valued at $4.4 million should have been valued at $9.6 million. Further, the Company has determined that additional interest charges of $3.9 million and additional gains on the revaluation of embedded derivatives of $5.2 million in the aggregate should have been recorded in the four quarters ended September 30, 2005. Such additional interest charges and additional gains are substantially offsetting, with a net adjustment of $1.3 million (reduction of expenses) that has the effect of increasing stockholders’ equity by $1.3 million at September 30, 2005.

The Company has determined that while these adjustments are non-cash and non-operating in nature, the above amounts are deemed to be sufficiently material to the Company's financial statements and, therefore, the Company determined to restate its operating results for the year ended December 31, 2004 and for the three-month periods ended December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005 (the "Restated Periods"). On June 6, 2006, the Audit Committee of the Board of Directors concluded that the Company’s previously issued financial statements for the Restated Periods should no longer be relied upon because of the errors described above. The restated consolidated financial statements for the Restated Periods are included in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and discussed in the notes thereto.

These restatements did not change for any reporting period any of the Company’s previously reported revenues, operating income or loss, cash, total assets, or net cash flows from operating activities. Further, the Notes in which the derivative instruments arose were cancelled and written off in the first quarter of 2006.

The Company's authorized officers and members of the Audit Committee have discussed with the Company's independent registered public accounting firm the matters disclosed in this current report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1 Press Release dated June 9, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BroadVision, Inc.

June 12, 2006	By:	/s/ Pehong Chen

Name: Pehong Chen
Title: Chairman, President, Chief Executive Officer and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 9, 2006